Exhibit 10.1

Separation Agreement and Mutual Release

THIS SEPARATION AGREEMENT AND MUTUAL RELEASE (the “Agreement”) is made as of this 31st day of October, 2018, by and among Atlas Energy Group, LLC (the “Company”) and each entity directly or indirectly controlled by the Company (collectively, the “Atlas Subsidiaries”) and Daniel C. Herz (“Executive”). Executive, the Company, and the Atlas Subsidiaries are referred to herein individually as “Party” and collectively as “Parties”.

WHEREAS, the Executive formerly provided services to the Company as President of the Company and also held various positions at the Atlas Subsidiaries, pursuant to the terms of the Employment Agreement, dated as of September 4, 2015 (the “Employment Agreement”) by and among Executive, the Company and Atlas Resource Partners, L.P.;

WHEREAS, Executive, has decided to voluntarily resign and terminate his position with the Company;

WHEREAS, the Employment Agreement provides for certain severance payments and health and welfare benefits in the event that Executive resigns for Good Reason (as defined in the Employment Agreement) and Executive has agreed to forgo any such severance payments and benefits that are not expressly provided for herein; and

WHEREAS, in connection with the resignation of Executive’s employment, the Parties have agreed to the resolution of any and all potential disputes between them as provided herein.

NOW, THEREFORE, in consideration of the promises and of the releases, representations, covenants and obligations contained herein, the Parties hereto agree as follows:

1.    Termination of Employment and Employment Agreement.

1.1    Executive’s employment with the Company and Atlas Subsidiaries shall terminate effective as of October 31, 2018 the (“Termination Date”). Executive hereby resigns and is terminated, effective as of the Termination Date, as an officer, executive and/or employee, as the case may be, of the Company and the Atlas Subsidiaries. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company and Atlas Subsidiaries, and that the Company and Atlas Subsidiaries have no obligation to employ him in the future.

1.2    Within a reasonable time after the Termination Date, the Company shall pay to Executive any portion of base salary that has been earned through the Termination Date but not paid to Executive as of the Termination Date. In addition, Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

1.3    Effective as of the Termination Date, the Employment Agreement shall terminate automatically and be of no further force or effect; provided, however, that Section 7.3(b) (COBRA), 8.1 (Confidentiality), 8.4 (Equitable Relief), 9 (Golden Parachute Excise Tax Modified Cutback), 10 (Representations) and 25 (Section 409A) (the “Surviving Provisions”) of the Employment Agreement shall survive the termination of the Employment Agreement and are incorporated by reference herein.

2.    Company Benefits.

2.1    Executive’s eligibility to participate in the Company’s employee benefit plans and programs, such as the Company’s 401K plan, short and long term disability insurance, life insurance, equity plan and paid time off policy (as applicable), is governed by the terms of the plans and programs, and will cease in accordance with those terms (generally concurrent with the Termination Date). Executive acknowledges that if Executive participates in the Company’s group health insurance, Executive’s health insurance benefits will cease on the last day of the month in which the Termination Date falls, subject to Executive’s right to continue health insurance at Executive’s expense for the Executive and any eligible dependents under COBRA, subject to the requirements, conditions and limitations of COBRA and the Company’s health insurance plans, should Executive be eligible to and make a timely election to do so. Notwithstanding anything to the contrary herein, nothing in this Agreement shall alter the terms of any employee benefit plans offered to Executive by the Company.

2.2    Any equity-based compensation granted to Executive and unused and outstanding as of the Termination Date shall be cancelled effective as of the Termination Date.

3.    No Severance Payments or Other Compensation.

3.1    Except as expressly provided in this Agreement, Executive agrees to forgo any severance payments, benefits or other compensation that Executive may be entitled to under the Employment Agreement.

3.2    Executive acknowledges and agrees that, other than the compensation and benefits specifically provided for in this Agreement (including without limitation those preserved and provided in Sections 2.1, 5.2 and 7 of this Agreement), the Company and Atlas Subsidiaries have paid or provided to Executive all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, acceleration, and any and all other benefits and compensation due to Executive, and neither the Company or any other Company Releasor (as defined in Section [4.1] below) owes Executive any further compensation or other benefits, including, but not limited to, under the Employment Agreement.

4.    Company Release.

4.1    In consideration of the execution by Executive of this Agreement, each of the Company and Atlas Subsidiaries, each on behalf of itself and all persons authorized under any corporate organizational documents to act on its behalf, (collectively, the “Company Releasors”), does hereby voluntarily, knowingly and intentionally REMISE, RELEASE, AND FOREVER DISCHARGE Executive and Executive’s heirs, executors, administrators, successors and assigns from any and all causes of action, suits, debts, claims, liabilities, damages and demands whatsoever at law or in equity (collectively, “Claims”) ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which the Company, on behalf of itself, and on behalf of the Atlas Subsidiaries, sign this Agreement, including but not limited to (A) any such Claims relating in any way to Executive’s employment with any Company Releasors, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation or common law that may be legally waived and released; (ii) arising out of or relating to the termination or resignation of Executive’s employment with the any Company Releasor; (iii) arising under the Company’s corporate organizational documents; or (iv) arising under or relating to any policy, agreement, plan, understanding or promise, written or oral, formal or informal, between any Company Releasor and Executive including, but not limited to, the Employment Agreement (other than any Claims arising under the Surviving Provisions of the Employment Agreement) and any obligations under Section 8.2 (Noncompetition) of the Employment Agreement; provided however, that the Company release contained in Section 4 of this Agreement shall not take effect unless and until (x) the review and revocation period set forth in Section 12 of this Agreement has run, (y) Executive has not exercised his right of revocation prior to the expiration of such revocation period and (z) the Executive release contained in Section 5 of this Agreement is valid and binding. It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all claims except as set forth in Section 4.2, each of the Company Releasors expressly acknowledges that this release is intended to include in its effect, without limitation, Claims which the Company Releasor does not know or suspect to exist in the Company Releasor’s favor at the time of execution hereof, and that the release agreed upon herein contemplates the full extinguishment of the Company Releasors’ Claims except for the Claims set forth in Section 4.2).

4.2    Notwithstanding anything contained herein, this Agreement shall not extend to or affect, or constitute a release or discharge of (i) each Company Releasor’s right to enforce, or bring any Claim for breach of, this Agreement; (ii) each Company Releasor’s right to bring any Claims in respect of any fraudulent or criminal behavior on the part of the Executive; or (iii) each Company Releasor’s right to bring any Claim that it is not permitted by applicable law to release with respect to Executive.

4.3    The Company Releasors further agree that they will not disparage or subvert Executive, or make any statement reflecting negatively on Executive, including, but not limited to, any matters relating to the operation or management of any Company Releasor by Executive, Executive’s employment and the termination of his employment, irrespective of the truthfulness or falsity of such statement.

5.    Executive Release and Waiver.

5.1    Subject in all respects to Section 5.2, in consideration of the execution by the Company of this Agreement, Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, does hereby voluntarily, knowingly and intentionally REMISE, RELEASE, AND FOREVER DISCHARGE the Company, Atlas Subsidiaries, and each of its managers, employees, officers, directors and agents (the “Company Releasees”) from any and all Claims, which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Executive signs this Agreement including, but not limited to (A) any such Claims relating in any way to Executive’s employment with or participation as a board member of any Company Releasee, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation or common law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the

Immigration and Reform Control Act, the Uniformed Services Employment and Re-Employment Act, the Rehabilitation Act of 1973 and Executive Order 11246, and any other federal, state, local or foreign law (statutory, regulatory, common law, or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of Executive’s employment with the any Company Releasee; or (iii) arising under or relating to any policy, agreement, plan, understanding or promise, written or oral, formal or informal, between any Company Releasee and Executive including, but not limited to, the Employment Agreement. It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all claims except as set forth in Section 5.2, Executive expressly acknowledges that this release is intended to include in its effect, without limitation, Claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that the release agreed upon herein contemplates the full extinguishment of Executive’s Claims except for the Excluded Claims (as defined in Section 5.2).

5.2    Notwithstanding anything to the contrary herein, this Agreement shall not in any way release or discharge: (i) Executive’s right to bring any Claim that cannot be waived under applicable law; (ii) Executive’s right to enforce, or bring any Claim for breach of, this Agreement; or (iii) Executive’s right to bring any Claim for indemnification or demand for advancement under any corporate organizational document, Executive’s Employment Agreement, applicable directors and officers liability insurance policy (or demand for proceeds under any such policy) or applicable state or federal law (the “Excluded Claims”).

5.3    Subject to Section 6 below, Executive further agrees that he will not disparage or subvert any Company Releasee, or make any statement reflecting negatively on any Company Releasee, including, but not limited to, any matters relating to the operation or management of such Company Releasee, Executive’s employment and the termination of his employment, irrespective of the truthfulness or falsity of such statement.

5.4    Executive understands and agrees that the releases and agreements provided in this Agreement are being provided to him in consideration for his acceptance and execution of, and in reliance upon his representations and agreements in, this Agreement.

5.5    Executive represents that, to the best of his knowledge, he does not presently have in his possession any confidential records and business documents, whether on computer or hard copy, and confidential other materials (including, but not limited to, computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records, and all copies thereof) (collectively, the “Corporate Records”) provided by any Company Releasee or obtained as a result of his prior employment with any Company Releasee, or created by Executive while employed by or rendering services to any Company Releasee. Executive acknowledges that, except as otherwise provided, all such Corporate Records are the property of the Company Releasee. If Executive discovers any Corporate Records in his possession, he will delete, destroy or return all copies of any such Corporate Records.

6.    Permitted Disclosures.

6.1    Nothing in this Agreement shall prohibit or restrict Executive from: (a) making any voluntary disclosure of information concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to any Company Releasee; (b) making any disclosure of information required by law; (c) testifying or otherwise assisting in any investigation or proceeding brought by, any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company; or (d) testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

6.2     Pursuant to 18 U.S.C. § 1833(b), Executive understands and the Company and Atlas Subsidiaries agree that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company, their subsidiaries, affiliates or joint ventures, or any of their respective predecessors, successors or assigns, that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands and the Company and Atlas Subsidiaries agree that if Executive files a lawsuit for retaliation by the Company Releasees for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, its subsidiaries or affiliates, or any of their respective successors, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

7.    Attorneys’ Fees and Costs. If a legal action or other proceeding is brought for enforcement of this Agreement because of an alleged dispute, breach, or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party will be entitled to recover reasonable attorney’s fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled; provided, however, the foregoing shall not apply to any challenge to the validity of the release of ADEA Claims set forth in Section 5.1, it being understood that Executive would not be entitled to any damages or other relief under ADEA unless such release of ADEA Claims was deemed to be invalid.

8.    No Admissions. Nothing herein shall be deemed to constitute an admission of wrongdoing by any Party. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

9.    Governing Law. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

10.    Executive Acknowledgments. Executive certifies and acknowledges as follows:

10.1    That he has read the terms of this Agreement, and that he understands its terms and effects, including the fact that he has agreed to the release of Claims set forth in Section 5 of this Agreement;

10.2    That he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him;

10.3    That he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

10.4    That he does not waive rights or claims that may arise after the date this Agreement is executed; and

10.5    That the Company has provided him with a period of 21 days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to him. Executive may choose to sign this Agreement sooner; provided, however, that Executive shall not sign this Agreement prior to the Termination Date. Executive agrees that any modifications, material or otherwise, made to this Agreement after the date the Company provided this Agreement to Executive do not restart or affect in any manner the original 21day consideration period.

11.    Company Acknowledgements. The Company, for itself and on behalf of the Atlas Subsidiaries, certifies and acknowledges as follows:

11.1    That it has read the terms of this Agreement, and understands its terms and effects, including the fact that they have agreed to the release of Claims set forth in Section 4]of this Agreement;

11.2    That it has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which they acknowledge is adequate and satisfactory; and

11.3    That it has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.

11.4    The execution, delivery and performance of this Agreement by the Company has been approved by the Board of Directors of the Company and the Company represents that it is authorized to enter into this Agreement on behalf of the Atlas Subsidiaries.

12.    Period of Review and Revocation of Rights. Executive acknowledges that this Agreement may be revoked by him within seven days after Executive’s execution, and it shall not become effective until the expiration of such seven-day revocation period. If Executive chooses to revoke the Agreement, the revocation must be in writing and delivered to Joel S. Heiser, General Counsel, Atlas Energy Group, LLC, 3500 Massillon Road, Uniontown, Ohio 44685. In the event of a timely revocation by Executive, this Agreement will be deemed null and void the Company will have no obligations hereunder. Provided that Executive does not revoke this Agreement, this Agreement shall become effective on the eighth calendar day following the date of Executive’s execution of this Agreement.

13.    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.    Third Party Beneficiaries.

14.1    Each of the Company Releasees and Executive’s heirs is a third party beneficiary to this Agreement. Each of the Company Releasees has the right to enforce any of the provisions of this Agreement applicable to such Company Releasee and each of Executive’s heirs has the right to enforce any provision of this Agreement applicable to Executive’s heirs.

14.2    Except as set forth in Section 14.1, the Parties agree there are no other third party beneficiaries of this Agreement.

15.    Amendments. This Agreement may not be amended orally, but only in writing signed by the Executive and the Company.

16.    Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

17.    Counterparts. This Agreement may be executed in counterparts (including via portable document format or “PDF”), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

18.    Entire Agreement. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matters specifically addressed herein, including but not limited to eligibility for and payment of severance or separation benefits, and, except as expressly stated herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party hereto with respect to such subject matter.

Intending to be legally bound hereby, the Company, Atlas Subsidiaries and Executive have executed the foregoing Separation Agreement and Mutual Release this 31st day of October, 2018.

ATLAS ENEGY GROUP, LLC, on behalf of itself and the Atlas Subsidiaries

By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer

EXECUTIVE

By:	/s/ Daniel C. Herz
Name: Daniel C. Herz